UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2023

RCF Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41039	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Wewatta Street, Suite 850
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(720) 946-1444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant	RCFA.U	The New York Stock Exchange
Class A ordinary shares, par value $0.0001 per share	RCFA	The New York Stock Exchange
Redeemable warrants, each warrant exercisable for one Class A ordinary share, each at an exercise price of $11.50 per share	RCFA WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2023, Robin Bienenstock notified RCF Acquisition Corp. (the “Company”) of her intention to resign from the Company’s board of directors (the “Board”) effective February 21, 2023 at which time she will be appointed to the advisory board of the Company. Ms. Bienenstock did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices.

On February 21, 2023, the Board of the Company appointed advisory board member Hugo Dryland as a director of the Company and as a member of the audit committee and compensation committee, effective February 21, 2023. Mr. Dryland will serve in the second class of directors of the Company with a term expiring at the Company’s second annual general meeting following the Company’s initial public offering.

Mr. Dryland, 67, is a global partner and Chairman of Rothschild & Co’s investment banking activities in the mining and metals sector. Over a 35-year career at Rothschild & Co, he has worked on a wide range of M&A and financing transactions in the mining and metals, oil and gas, energy, utilities, and infrastructure sectors across the globe. In particular, he has advised on numerous acquisitions, divestments, joint ventures, and mine development financings in base metals involving many of the world’s largest copper producers and mines (including Andina, Los Bronces, Escondida, Collahuasi, Cerro Colorado, Los Pelambres, El Tesoro, Esperanza, Antucoya, Antamina, Centinela, Quebrada Blanca, Oyu Tolgoi and others). He has also worked on similar transactions involving other battery metals during his career. Mr. Dryland played an active role in the formation and operation of the Emerging Markets Gold Fund, one of the first mining industry focused private equity funds, and was later involved in the establishment and early years of operation of RCF. He also served as a Non-Executive Director on the board of directors of Antofagasta plc (LON: ANTO), the FTSE 100 copper mining company, from 2011 to 2016. Prior to joining Rothschild & Co, he practiced law focusing on M&A, debt and equity financing transactions with a focus on the natural resources sector. Before that, he worked at the World Bank advising emerging market governments on the promotion of private sector investment in the extractive industries. Mr. Dryland holds Master’s degrees in Business Administration and Comparative Law from the University of Warwick and George Washington University, respectively. He was born in the United Kingdom and presently lives in the United States.

On February 21, 2023, the Company entered into an indemnity agreement (the “Indemnity Agreement”) with Mr. Dryland, pursuant to which the Company has agreed to provide contractual indemnification, in addition to the indemnification provided in the Company’s Amended and Restated Memorandum and Articles of Association, against liabilities that may arise by reason of his respective service on the Board, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, in the form previously filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-26042) for its initial public offering, initially publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 25, 2021 (the “Registration Statement”).

The foregoing description of the Indemnity Agreement does not purport to be complete and is qualified in its entirety by reference to the form of indemnity agreement, a copy of which is attached as Exhibit 10.5 to the Registration Statement, and is incorporated herein by reference.

Other than as disclosed above, there are no arrangements or understandings between Mr. Dryland and any other persons pursuant to which Mr. Dryland was selected as a director, a member of the audit committee and compensation committee. There are no family relationships between Mr. Dryland and any of the Company’s other directors or executive officers and Mr. Dryland does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCF ACQUISITION CORP.

By:	/s/ Sunny Shah
	Name:	Sunny Shah
	Title:	Chief Executive Officer

Date: February 21, 2023

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